UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 10, 2015

NantKwest, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37507	43-1979754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3530 John Hopkins Court

San Diego, California 92121

(Address of principal executive offices, including zip code)

(858) 633-0300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2015, NantKwest, Inc. (the “Company”) appointed Angela Wilson as the Company’s Chief Financial Officer, effective as of November 13, 2015, replacing Richard Gomberg, who served as the Company’s Chief Financial Officer since January 2010 as an independent contractor pursuant to a services agreement with a financial business management firm.

Ms. Wilson (44) joined the Company as Vice President, Finance in October 2015. Ms. Wilson brings over 20 years of experience providing financial, accounting and tax services to public companies in the life sciences industry. She was with Ernst & Young (EY) for 18 years, last serving as Audit Partner from 2008 through January 2014, where she was responsible for providing audit and other business services to biotechnology clients such as Abraxis BioScience, Inc. and Peregrine Pharmaceuticals, including public offerings, business combinations, valuations, strategic business planning, systems conversions, financial reporting, Sarbanes-Oxley compliance and tax compliance and planning. At EY, Ms. Wilson served numerous public clients and was involved in various initial public offerings (IPOs) of biotechnology and health sciences companies. She has performed Audit Quality Reviews of public biotechnology companies throughout the United States. And Ms. Wilson also served as EY’s West Leader of business resource group to promote women leaders, diversity and inclusiveness. From October 2014 through April 2015, Ms. Wilson was with Virgin Galactic as Vice President, Finance and Controller, hired to prepare the company for an IPO, and also responsible for financial reporting, budgeting and forecasting, cash management, overseeing the accounting and finance department and various other areas. Ms. Wilson earned her Bachelor of Science degree in accounting from the University of Tulsa, summa cum laude, and her Masters in Business Administration from Arizona State University. She is a member of the American Institute of Certified Public Accountants, the California Society of Certified Public Accountants and the Southern California Biomedical Counsel.

There are no family relationships between Ms. Wilson and any of the directors or executive officers of the Company, and there are no transactions in which Ms. Wilson has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Ms. Wilson entered into an employment agreement with the Company effective as of October 19, 2015 (the “Effective Date”). Ms. Wilson will be paid an annual base salary of $275,000 and she will be eligible to participate in the Company’s annual bonus program, with a target bonus amount equal to forty-five percent (45%) of her then-current annual base salary. Ms. Wilson is also be eligible to participate in the Company’s employee benefit plans and programs, including any savings or profit sharing plans, deferred compensation plans, equity incentive plans, and health, disability, insurance and other plans made available generally to the Company’s senior executive officers. Ms. Wilson was granted 35,000 restricted stock units (RSUs) under the Company’s 2015 Equity Incentive Plan, of which fifty percent (50%) will vest on the second (2nd) anniversary of the vesting commencement date and the remaining fifty percent (50%) will vest on the fourth (4th ) anniversary of the vesting commencement date, in each case subject to Ms. Wilson’s continued employment on those dates.

In the event that the Company terminates Ms. Wilson without “cause” (as defined in the Employment Agreement), within twenty-four (24) months following the Effective Date, the Company will pay Ms. Wilson a single cash payment equal to six (6) months of her then-current salary, less applicable withholding and conditioned upon Ms. Wilson signing a release of claims in favor of and satisfactory to the Company.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which will be included with the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated November 17, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANTKWEST, INC.

Date: November 17, 2015	By:	/s/ Patrick Soon-Shiong
Patrick Soon-Shiong Chief Executive Officer and Chairman

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated November 17, 2015